Free Writing Prospectus

Dated July 18, 2018

Filed Pursuant to Rule 433(d)

Registration No. 333-207329

Registration No. 333-207329-11

$1.4BN Carmax (CARMX) 2018-3

JOINT BOOKRUNNERS	: Barclays (str), Mizuho, RBC
CO-MANAGERS	: CS, Scotia, SMBC, WF

CLS	$AMT(MM)	WAL	S/F	E.FNL	L.FNL	BMK	SPD	YIELD	CPN	PRICE
A-1	283.00	0.30	A-1+/F1+	03/19	08/19	Int.L	+ 5	2.43333%	2.4333%	100.00000
A-2A	354.00	1.19	AAA/AAA	05/20	10/21	EDSF	+ 20	2.905%	2.88%	99.99122
A-2B	120.00	1.19	AAA/AAA	05/20	10/21	1mL	+ 20		L+20	100.00000
A-3	460.00	2.63	AAA/AAA	02/22	06/23	IntS	+ 29	3.156%	3.13%	99.98637
A-4	107.90	3.81	AAA/AAA	07/22	03/24	IntS	+ 40	3.295%	3.27%	99.99075
B	41.70	3.97	AA/AA	07/22	03/24	IntS	+ 57	3.467%	3.44%	99.99186
C	33.90	3.97	A/A	07/22	04/24	IntS	+ 72	3.617%	3.59%	99.99994
D	29.50	3.97	BBB/BBB	07/22	01/25	IntS	+ 105	3.947%	3.91%	99.98201

* Expected Pricing	: Priced	* Format	: Public/SEC-REG
* Expected Settle	: 7/25/18	* ERISA Eligible	: Yes
* First Payment	: 8/15/18	* Pxg Speed	: 1.30% ABS to 10% Call
* Expected Ratings	: S&P/Fitch	* BBERG Ticker	: CARMX 2018-3
* Bill & Deliver	: Barclays	* Min Denoms	: $5k x $1k

Attached Materials	: Preliminary Prospectus, Ratings FWP, Intex CDI
Intex/CDI	: Deal Name: bcgcarmax_2018-3_preprice	Password	: JX94
DealRoadshow	: www.dealroadshow.com	Password	: CARMX183

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR(r)) AT www.sec.gov. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.